Exhibit 99.1

K12 Inc. Announces Buyback of 1.83 Million Shares in Private Block Transaction

Reduces Outstanding Share Count by Approximately 5 Percent

HERNDON, Va.--(BUSINESS WIRE)--May 16, 2018--K12 Inc. (NYSE: LRN), a technology-based education company and leading provider of online curriculum and online school programs for students in pre-K through high school, today announced that it has purchased 1.83 million shares of K12’s common stock in a private block transaction at a price of $15.00 per share. This one-time authorization by K12’s Board of Directors was made at a purchase price of $27.5 million which will be funded with cash on hand.

“Our business fundamentals and long-term growth prospects make purchasing these shares an effective use of capital which benefits shareholders,” said Nate Davis, Chief Executive Officer and Chairman of the Board. “With strong cash flow and balance sheet our company has ample resources to invest in opportunities to further expand and diversify our business to best serve shareholders into the future.”

About K12 Inc.

K12 Inc. (NYSE: LRN) is driving innovation and advancing the quality of education by delivering state-of-the-art, digital learning platforms and technology to students and school districts across the globe. K12’s award winning curriculum serves over 2,000 schools and school districts and has delivered millions of courses over the past decade. K12 is a company of educators providing online and blended education solutions to charter schools, public school districts, private schools, and directly to families. The K12 program is offered through more than 70 partner public schools, and through school districts and public and private schools serving students in all 50 states and more than 100 countries. More information can be found at K12.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have tried, whenever possible, to identify these forward-looking statements using words such as “anticipates,” “believes,” “estimates,” “continues,” “likely,” “may,” “opportunity,” “potential,” “projects,” “will,” “expects,” “plans,” “intends” and similar expressions to identify forward looking statements, whether in the negative or the affirmative. These statements reflect our current beliefs and are based upon information currently available to us. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause our actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of May 16, 2018, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

CONTACT:
K12 Inc.
Investor and Press Contact:
Mike Kraft, 571-353-7778
VP Finance and Communications
mkraft@k12.com